                                                                   Exhibit 10.1




                                   CSL LIMITED





                           THERAPEUTIC ANTIBODIES INC







                  CLINICAL TRIALS, REGISTRATION, MANUFACTURING,
                           AND DISTRIBUTION AGREEMENT














                              FEBRUARY 21, 1997

                                TABLE OF CONTENTS

                                                                              PAGE
                                                                              ----
1.       RECITALS..............................................................  1

2.       DEFINITIONS...........................................................  1

3.       CLINICAL TRIALS.......................................................  3

4.       OTHER ANTIVENOMS......................................................  4

5.       OTHER OPPORTUNITIES...................................................  5

6.       REGISTRATION..........................................................  5

7.       MANUFACTURING.........................................................  6

8.       APPOINTMENT OF AUTHORIZED DISTRIBUTOR.................................  6

9.       PRODUCT DISTRIBUTION..................................................  6

10.      PAYMENTS..............................................................  8

11.      RECORDS AND REPORTING.................................................  9

12.      ORDER PROCEDURE....................................................... 10

13.      SHIPMENT, RISK OF LOSS, AND DELIVERY.................................. 10

14.      COMPLIANCE............................................................ 10

15.      TRADEMARK AND PROPRIETARY RIGHTS...................................... 11

16.      DURATION AND TERMINATION OF AGREEMENT................................. 13

17.      INDEMNIFICATION....................................................... 15

18.      REPRESENTATIONS AND WARRANTIES........................................ 15

19.      DISCLAIMER OF WARRANTIES; LIMITED LIABILITY........................... 16

20.      FAILURE TO TRADEMARK PRODUCT.......................................... 17

21.      CONFIDENTIALITY....................................................... 17

22.      ENFORCEMENT........................................................... 18

23.      GENERAL............................................................... 18


                                                                       10-Feb-97

                  CLINICAL TRIALS, REGISTRATION, MANUFACTURING
                           AND DISTRIBUTION AGREEMENT


         This Clinical Trials, Registration, and Distribution Agreement is made and entered into this 21st day of February, 1997, by and between CSL LIMITED A.C.N. 051588348, located in Parkville, Victoria, Australia ("CSL") and THERAPEUTIC ANTIBODIES INC, a Delaware corporation located in Nashville, Tennessee, USA ("TAb").

                              W I T N E S S E T H:

         1.       Recitals.

                  1.1 TAb has developed and is the sole owner of all worldwide right, title, and interest in and to polyclonal antibody products for treatment of bites of snakes and other venomous creatures, more particularly described in
Schedule 1.1 attached (the "Products").

                  1.2 TAb has requested that CSL conduct clinical trials and obtain registration and marketing approvals for the Products from the relevant health authorities in Australia and the other territory referred to in Schedule
1.2 attached, and any other countries that the parties may agree upon (collectively, the "Territory").

                  1.3 CSL has agreed to conduct clinical trials, obtain registration and marketing approvals for the Products in the Territory, and distribute the Products in the Territory on the terms and subject to the conditions set forth herein.

         2.       Definitions.

                  2.1 "Clinical Trials" shall mean any and all investigations, evaluations, or experiments that are conducted on human beings in relation to the potential use of the Products.

                  2.2 "Commencement Date" means, with respect to each Product in each country within the Territory, the date on which TAb receives CSL's certification that all necessary registrations and marketing approvals have been obtained to market and sell the Products in the Territory in accordance with
Section 6.

                  2.3 "Confidential Information of TAb" means all information obtained or developed by CSL which relates to TAb's business or the Products, regardless of the form in which such information is transmitted, including, without limitation, all such information previously obtained by CSL pursuant to the Mutual Non-Disclosure Agreement dated December 13, 1995, between TAb and CSL (the "Confidentiality Agreement"), all information furnished to CSL pursuant to
Section 3 below, all Results, and all Trade Secrets. The following shall not be considered Confidential Information of TAb for purposes hereof:

                  (a) Information that is already in the possession of CSL at the time it is received from TAb or developed on TAb's behalf, so long as the receiving party promptly notifies TAb of its belief that the information is excepted under the terms of this subsection;


                                        1                              10-Feb-97

                  (b) Information received by CSL from a Person which has the right to disclose the same, so long as the receiving party promptly notifies TAb of its belief that the information is excepted under the terms of this subsection; or

                  (c) Information that is or becomes publicly available without the fault of CSL.

In the event of a dispute regarding the applicability of the above exceptions to the definition of Confidential Information of TAb, CSL shall have the burden of producing clear and convincing proof that the information should be excepted from the definition of Confidential Information of TAb.

                  2.4 "Confidential Information of CSL" means all information obtained by TAb which relates to CSL's business, regardless of the form in which such information is transmitted, including, without limitation, all such information previously obtained by TAb pursuant to the Confidentiality Agreement. Neither the Confidential Information of TAb nor the following shall be considered the Confidential Information of CSL for purposes hereof:

                  (a) Information that is already in the possession of TAb at the time it is received from CSL, so long as the receiving party promptly notifies CSL of its belief that the information is excepted under the terms of this subsection;

                  (b) Information received by TAb from a Person which has the right to disclose the same, so long as the receiving party promptly notifies CSL of its belief that the information is excepted under the terms of this subsection; or

                  (c) Information that is or becomes publicly available without the fault of TAb.

In the event of a dispute regarding the applicability of the above exceptions to the definition of Confidential Information of CSL, TAb shall have the burden of producing clear and convincing proof that the information should be excepted from the definition of Confidential Information of CSL.

                  2.5 "Confidential Information" means collectively Confidential Information of TAb and Confidential Information of CSL.

                  2.6 "Documentation" means any and all labels, instructions, manuals, specifications, warnings and similar documentation regarding the Product prepared by or for TAb.

                  2.7 "End User" means a Person who purchases the Products for such Person's own use, and not for redistribution.

                  2.8 "Gross Profit" means CSL's Net Sales Revenue less the agreed Product Cost as determined by TAb and CSL pursuant to Section 2.12 below.

                  2.9 "Net Sales Revenue" means the aggregate amount billed by CSL, directly or indirectly, for the sale of the Product, provided that Net Sales Revenue shall not include trade discounts, sales tax, value added tax, shipping, freight, and insurance charges, and returns actually credited.

                  2.10 "Person" means an individual, corporation, company, partnership, trust, association, governmental authority or other entity.


                                        2                              10-Feb-97

                  2.11 "Product" or "Products" means the Products described on
Schedule 1.1 as amended from time to time.

                  2.12 "Product Cost" means the total cost of manufacturing for the Product, computed in accordance with generally accepted accounting principles.

                  2.13 "Proprietary Rights" means the rights and properties described in Section 15.9.

                  2.14 "Regulatory Filing" shall mean any filing outside of the United States that is equivalent to Notice of Claimed Investigational Exemption for a New Drug ("IND"), Product License Application("PLA"), Establishment License Application ("ELA"), or New Drug Application ("NDA") in the United States pursuant to the regulations and procedures required by any regulatory authority for any country for the testing, manufacture, distribution, sale, or specific use of the Product.

                  2.15 "Results" means all technology, ideas (whether or not copyrightable), know- how, data, improvements, modifications, innovations, inventions, methodology, processes, techniques, and results, tangible and intangible, developed or discovered by TAb or CSL in connection with the manufacture of Product, the clinical trials, registrations, and approvals contemplated by Sections 3 and 6, or otherwise in connection with the Product or this Agreement.

                  2.16 "Trademarks" means all trademarks, trade names, and other designations of origin used on or in connection with the Products, including, without limitation, BrownTAbJ.

                  2.17 "Trade Secrets" means all techniques, technology, processes, and know-how related to production and purification of polyclonal antibodies developed by or on behalf of TAb, including (a) the design and syntheses of immunogens which can produce high affinity antibodies in large quantities, (b) the selection, immunization, and handling of animals to produce therapeutic polyclonal antibodies (including breed comparison studies), (c) the aseptic collection and handling of antisera, and (d) closed systems for fully processing and purifying antibodies; types and configuration of processing equipment; lists of suppliers; development plans; methods of operation and management; cost control methods; methods of setting prices; reporting methods; quality assurance programs; information systems; training manuals; databases; production solutions; financial information; customer and prospective customer lists; and all other trade secrets of TAb.

         3.       Clinical Trials.

                  3.1 TAb shall at its cost promptly supply CSL with the materials that TAb has assembled for use in preparing a CTX application (i.e., the equivalent to an IND in the United States) for the Products before CSL is required to begin to conduct Clinical Trials.

                  3.2 TAb shall supply the materials for Clinical Trials using antisera sourced from Australian sheep in accordance with Section 3.5 hereof. CSL shall be solely responsible for paying for, conducting, monitoring and completing all Clinical Trials necessary for the registration of the Products in the Territory as soon as reasonably possible after receiving the materials TAb has assembled for use in preparing a CTX application. CSL shall prepare the CTX application and any other necessary documents for commencement of Clinical Trials and shall consult with TAb with regard to the final drafts of such documents before filing any such documents with applicable authorities. CSL shall file all required documents as soon as reasonably possible after TAb consents to the content thereof.


                                        3                              10-Feb-97

         The parties agree that CSL's obligations hereunder in regard to the commencement of Clinical Trials are contingent upon (i) acceptance by the Therapeutic Goods Administration of Australia of the existing preclinical data as being adequate to support the CTX application, and (ii) the premise that a single clinical trial of BrownTAbJ will be sufficient to achieve marketing approval for other snake antivenoms that TAb develops for sale in the Territory as well.

         CSL shall assume responsibility as sponsor of clinical trials and ensure that any clinical material used in such trial is manufactured in accordance with the regulatory requirements relevant to its Territory. In turn, TAb shall allow CSL access to its manufacturing operations for audit purposes during normal office hours upon reasonable notice to ensure compliance with the relevant regulatory requirements.

                  3.3 CSL shall assure that Clinical Trials are conducted in compliance with the schedule set forth on Schedule 6.4 and in accordance with all applicable governmental requirements in the Territory (e.g., Good Clinical Practices). It is agreed that Good Clinical Practices shall include, but not be limited to, the practices referred to in Schedule 3.3. CSL shall consult with TAb in the selection of the clinical centers to be used for the Clinical Trials. The Clinical Trials will be implemented according to the dates agreed to by both parties in Schedule 6.4.

                  3.4 CSL shall conduct the Clinical Trials with the prior approval and ongoing review of all appropriate and necessary review authorities and in accordance with all applicable laws and regulations. CSL shall inform TAb of any governmental review promptly after such review takes place.

                  3.5 In the course of the Clinical Trials, TAb shall manufacture and ship free of charge to the location designated by CSL (by proper notice as set forth in Section 23.2) partly processed Products for final finishing prior to use in the Clinical Trials. Careful detailed logs of all the shipments of Products shall be maintained by CSL. CSL shall be responsible for and pay for the filling, lyophilization, QC testing, packaging and final labelling of containers for the Product to be used in the Clinical Trials. CSL must have the prior written approval of TAb regarding the format and content of labels before affixing them to the Clinical Trials material. TAb shall only supply Product derived from Australian sheep for use in the Clinical Trials.

                  3.6 CSL and TAb shall comply with the GMP Agreement attached hereto as Schedule 3.6. CSL shall have responsibility for the release of Product for use in the Clinical Trials at its cost.

                  3.7 TAb shall at its cost promptly provide CSL with relevant information in relation to the Products, as it becomes aware of the same from time to time, including information relating to efficacy, safety, and any adverse reactions.

                  3.8 At the completion of the Clinical Trials, CSL shall prepare and file with the relevant governmental authorities all required documents. Upon completion or termination of the Clinical Trials and upon TAb's request, CSL shall return or otherwise dispose of any remaining Products in accordance with TAb's instructions. CSL shall not use or permit any party to whom it ships the Product to use the Products for any purpose other than the Clinical Trials, unless otherwise agreed.

         4.       Other Antivenoms.

         TAb shall grant CSL the right of first refusal to distribute any other antivenoms that TAb develops for sale in the Territory, and if they reach an agreement, CSL and TAb shall share equally the product development costs based upon a mutually agreed budget. Such development costs would not include the


                                        4                              10-Feb-97
cost of related clinical trials unless TAb and CSL subsequently reach an agreement to address such costs. In the event that the parties cannot reach an agreement for distribution of the other antivenoms within six months after completion of Clinical Trials for the brown snake antivenom, TAb shall be free to enter into such an agreement with a third party provided that the commercial terms agreed to by the third party are no more favorable than the commercial terms offered by TAb to CSL.

         5.       Other Opportunities.

         CSL and TAb shall explore opportunities to collaborate in other areas, including:

         applying TAb's technology to other CSL antibody-based products;

         research and development of new TAb products;

         lyophilization and vialing of appropriate TAb products processed in Australia; and

         commercialization of the TAb product range in markets not covered by existing agreements between TAb and third parties.

         6.       Registration.

                  6.1 CSL shall exercise its best efforts, on a continuous basis, to obtain in a prompt manner and to maintain all required licenses, permits, and certificates and authorizations for the marketing, distribution, and sale of the Products within the Territory, at CSL's sole cost and expense. By the date specified in Schedule 6.4, CSL shall prepare and submit at its cost all necessary Regulatory Filings and fees for registration of the Products in the Territory. TAb shall promptly supply CSL with all information and data in its possession as may be necessary or useful in connection with any registrations and approvals. CSL shall provide TAb with written certification that the Product has obtained all registrations and approvals necessary in order for distribution and sale of the Product in a given country to commence, promptly upon receipt of the requisite registrations and/or approvals. CSL agrees that it shall not modify or alter the Product or its Packaging and Promotional Material, as defined in Section 15.5 in any respect, whether in relation to design, content, manufacture, use or otherwise, without the prior written consent of TAb. TAb agrees not to modify or alter the manufacturing of the Product supplied to CSL in any respect in relation to design, content, manufacture, use, or otherwise without the prior written consent of CSL.

                  6.2 All registrations and approvals obtained by CSL hereunder shall be the sole and exclusive property of TAb. All registrations and approvals shall be held in the name of TAb or, if required by applicable law or regulatory authorities, in the name of CSL on TAb's behalf. All Results shall be the sole and exclusive property of TAb, and CSL hereby assigns to TAb any and all right, title, and interest it may now or in the future have in the Results. TAb agrees not to make any changes to the approved registration conditions without providing prior notice to CSL and without the approval of the regulatory authorities in the Territory.

                  6.3 As CSL receives any information relating to the status of applications for registration and marketing approval and requests for the Product, it shall promptly provide such information to TAb.


                                        5                              10-Feb-97

                  6.4 Set forth as Schedule 6.4 hereto is the time and events schedule for the clinical trials, registration, and approval activities contemplated by this Section 6.4. Both CSL and TAb shall proceed to implement the agreed work program according to the dates specified in Schedule 6.4.

         7.       Manufacturing.

                  7.1 TAb shall manufacture partly processed Product for sale to CSL. Such partly processed Product shall be derived exclusively from Australian sheep. The partly processed Product shall be shipped in accordance with Section 13 hereof, and CSL shall fill, lyophilize, package and perform final quality control on the Product at its cost. CSL shall have responsibility for the final release of the Product to the market. A GMP Agreement as described in Section
3.6 shall define responsibilities of both TAb and CSL in this regard.

                  7.2 The GMP Agreement described in Section 3.6 and Schedule 7.2, which shall be attached hereto prior to completion of the Clinical Trials, shall collectively or separately address all relevant manufacturing issues, including, but not limited to, price, production schedules, and quality assurance procedures with respect to the Products.

         8.       Appointment of Authorized Distributor.

                  8.1 TAb appoints CSL as an exclusive distributor of the Product in the Territory. The appointment shall be effective, with respect to each country within the Territory, on the respective Commencement Dates, and shall terminate in accordance with the provisions of Section 16 below. Subject to the provisions of Section 15 below, CSL is authorized by TAb to use any Trademarks following each Commencement Date and for the term of this Agreement thereafter solely in connection with CSL's advertisement, marketing, promotion, distribution and sale of Product in the Territory.

                  8.2 The rights and licenses granted to CSL under this Agreement are personal, non-transferable, non-assignable, are limited solely to the Product, and in all cases are granted without the right to assign or sublicense. CSL's appointment only grants to CSL a right to market, advertise, promote, sell, and distribute Product and does not transfer any right, title, or interest in the Proprietary Rights to CSL.

                  8.3 CSL agrees that it shall not advertise, promote, distribute, sell, or otherwise utilize the Product and/or Trademarks outside of the Territory, and TAb agrees that it will not authorize any of its distributors to supply the Product into the Territory.

                  8.4 Nothing herein shall restrict CSL's ability to determine the price for the Product in the marketplace, provided that CSL shall not take any action that adversely affects Gross Profit at the same time deriving a benefit through increased revenues or gross profits from the sale of other products that CSL sells.

         9.       Product Distribution.

                  9.1 CSL agrees that, beginning on the Commencement Date in each country within the Territory and continuing through the term of this Agreement, it shall vigorously and diligently, advertise, market, promote, sell and distribute the Product throughout the Territory in strict accordance and conformity with the terms of this Agreement. Without limiting the foregoing, the distribution efforts of CSL hereunder shall be at least as great as the efforts exerted by CSL to distribute and sell its own products. CSL shall advertise, promote, sell and distribute the Product in the Territory through all sales



                                       6                              10-Feb-97
channels appropriate for pharmaceutical products as chosen by CSL and accepted by TAb in accordance with Section 9.3.

                  9.2 For the term of this Agreement, TAb shall not supply the Product to any Person located within the Territory other than CSL. CSL agrees that it shall not, within the Territory, develop, manufacture, assemble, advertise, promote, sell or distribute any products or goods competitive with the Product or which by reason of their design, or packaging may be reasonably confused with the Product after the corresponding Commencement Date.

                  9.3 CSL shall be solely responsible for its marketing plan, but shall review the plan with TAb on an annual basis during the month of June. TAb acknowledges that the marketing plan is CSL's property and is confidential except that TAb shall have unrestricted use of the marketing plan (in other than its original form and without reference or liability to CSL) in the event of uncured breach of this Agreement by CSL.

                  9.4 With respect to each Product, CSL shall deliver to TAb a forecast of CSL's quantity requirements for such Product for the following calendar year (the "Annual Forecast") at least ninety (90) days before the beginning of each calendar year, commencing at least ninety (90) days before the anticipated corresponding Commencement Date.

                  9.5 The parties agree that the minimum acceptable Net Sales Revenue ("Minimums") shall be the percentage of combined Annual Forecasts as specified in Schedule 9.5. The forecasts in Schedule 9.5 shall initially be based on the history of CSL's sales of antivenoms in the Territory. If CSL fails to meet the Minimums for two consecutive calendar years, TAb may, at its option, terminate CSL's right to sell the Product and to use the Trademarks with respect to the Product in that country.

                  9.6 CSL shall insure that its distribution of the Product and its use of the Trademarks complies with all applicable laws and regulations of the countries within the Territory, including, but not limited to, applicable export controls and laws relating to antitrust or unfair competition. If approval shall be required at any time during the term of this Agreement with respect to compliance with exchange regulations or other requirements so as to assure the right of remittance abroad of U.S. dollars, CSL shall immediately take whatever steps that may be necessary in this respect, and any charges incurred in connection therewith shall be borne by CSL.

                  9.7 CSL shall be responsible for translating Documentation at its cost into the language of non-English speaking countries within the Territory if Documentation is required by law to be in a language other than English.

                  9.8 CSL shall provide its sales force with training, technical support and other assistance appropriate in promoting the Product, and TAb will provide CSL with the relevant know-how and training to enable this to occur. TAb shall provide to CSL one (1) copy of such Documentation and other TAb literature so that CSL may carry out the request. CSL will be conversant with the technical language conventional to Product and similar products in general.

                  9.9 CSL shall not make representations, warranties, or guarantees with respect to the specifications, features or efficacy of the Product that are inconsistent with the literature distributed by TAb, including all warranties and disclaimers contained in the Documentation.


                                        7                              10-Feb-97

                  9.10 TAb will supply CSL with sterile bulk material for lyophilization, dispensing and packaging. CSL shall insure that all labels and packaging conform to the requirements of applicable laws and regulations within the Territory. CSL shall permit TAb to send an authorized representative to CSL's facilities at any time during normal office hours and on reasonable notice to ascertain that the Products are packaged, promoted and distributed in accordance with the requirements of this Agreement. It is understood and agreed that, despite any such inspections by TAb, CSL remains solely responsible for its conduct with respect to the Products.

                  9.11 CSL will advise TAb promptly concerning any market information that comes to CSL's attention regarding the Products, its market position or the continued competitiveness of the Products within the Territory. TAb will advise CSL promptly concerning any market information that comes to TAb's attention regarding the Products or the continued competitiveness of the Product in the marketplace outside the Territory.

                  9.12 CSL shall provide financial assistance to TAb for establishing animal flocks for commercial purposes in order to build sufficient inventories of the Products. The level of this financial assistance is set forth on Schedule 9.12.

         10.      Payments.

                  10.1 In consideration for the rights granted to CSL hereunder, CSL shall pay TAb the following amounts, in cash, upon the conclusion of the following events:

                  Signing the Clinical Trials, Registration, Manufacturing, and
          Distribution Agreement                                                A $______*

                  First completion of the Clinical Trials in a country in the
          Territory, on the date specified in Schedule 6.4                      A $______*

                  First grant of marketing approval in a country in the
          Territory, on the date specified in Schedule 6.4                      A $______*

                  Establishment of a government-approved price structure for
          Product sales for a country in the Territory                          A $      *
                                                                                ----------

               TOTAL                                                            A $      *
                                                                                ==========

The foregoing payments are fully earned on the date hereof and thereof and are not refundable; however, such payments shall be creditable against a maximum of _____ percent (___%)* of TAb's earned proceeds each year pursuant to Section
10.2 during the first three (3) years of marketing the Products in the Territory.

                  10.2 On sales of Products in the Territory, CSL and TAb shall divide Gross Profit equally. Accordingly, TAb's earned proceeds for each calendar year shall equal __________ percent (___%)* of the Gross Profit for such period. TAb shall receive its share of Gross Profit through a mark-up on partly processed Product sales to CSL plus or minus any annual adjustments made pursuant to
------------
*Confidential Treatment Requested.

                                        8                              10-Feb-97

Section 10.3. TAb shall set its price for partly processed Product sales to CSL (the "Purchase Price") from time to time based on a good faith estimate of Product Cost plus a good faith estimate of _________ percent (____%)* of Gross Profit. The initial Purchase Price is set forth on Schedule 10.2. Payment of the Purchase Price shall be due within thirty (30) days of invoice.

                  10.3 In the event that the cumulative Purchase Price received by TAb less cumulative Product Cost in any calendar year is more than __________ percent (___%)* of Gross Profit for the corresponding period, then TAb shall issue a credit against future Product purchases in the amount of the excess. In the event that the cumulative Purchase Price received by TAb less cumulative Product Cost in any calendar year is less than _____________ percent (___%)* of Gross Profit for the corresponding period, then CSL shall pay TAb the amount of the difference between such cumulative amounts within ninety (90) days of calendar year end. However, TAb shall not be required to issue a credit or make any payments to CSL for any amount attributable to the Gross Profit being less than zero in any calendar year.

                  10.4 CSL shall be responsible for and shall timely pay and discharge any and all taxes, whether characterized as sales, value added, excise, use, manufacturing, receipts, occupation, or otherwise, and any and all customs, duties, levies, tariffs, or like fees, imposed as a result of sale or importation of Product in or into the Territory or as a result of existence or operation of this Agreement. All payments under this Agreement shall be made at TAb's offices in Nashville, Tennessee, offices, and shall be calculated in local market currency and paid in United States dollars or such other currency as TAb shall from time to time require.

                  10.5 With respect to international shipments of any Products purchased, sold, distributed, or otherwise transferred hereunder, CSL shall be responsible for clearing all such Products through customs and shall pay any and all taxes and/or duties imposed by any governmental authority in connection therewith.

         11.      Records and Reporting

                  11.1 CSL shall furnish TAb within thirty (30) days following each March 31, June 30, September 30, and December 31 of each calendar year, a complete and accurate statement for the immediately preceding quarterly period, said statement to be certified as accurate by the Senior Financial Officer of the division of CSL which manages distribution of the Product, and to include the following information: (a) total Net Sales Revenue on an aggregate basis;
(b) number and gross selling price of Products sold; (c) information as to discounts given and returns actually credited; (d) information as to any purchaser of Product on a premium basis; (e) current inventory levels for Product on a country-by-country basis; and (f) such other information as TAb reasonably may request. All amounts shall be stated in U.S. dollars followed by the exchange rate applied.

                  11.2 CSL agrees that at all times during the existence of this Agreement, and for a period of seven (7) years thereafter, it will keep accurate books of account and other records containing all details relating to the part manufacture, distribution and sale of Products, and the calculation of Net Sales Revenue. CSL agrees that these books of account and other records shall be kept in accordance with the legal regulations in existence in the Territory and carefully preserved for at least seven (7) years.

-----------
*Confidential Treatment Requested.



                                        9                              10-Feb-97

                  11.3 Where TAb is not satisfied that statements made to it by CSL are accurate, TAb may give CSL written notice requesting CSL to confirm the accuracy of the statements made to TAb by conducting an internal review. CSL must provide a written response which confirms or corrects the statements within thirty (30) days. If CSL fails to provide its response or if TAb is still not satisfied, CSL agrees that TAb or any representative of TAb, including any certified public accountant acceptable to CSL, may inspect and make copies of the books of account of CSL for the purpose of ascertaining or confirming the accuracy of the statements rendered hereunder. The cost of these inspections shall be borne by TAb; provided, however, that if an inspection reveals that a statement rendered hereunder has understated Net Sales Revenue by greater than five percent (5%), then the costs of such inspection shall be borne by CSL.

         12.      Order Procedure.

                  12.1 All orders for the Product shall be deemed accepted as to quantity, provided the order does not vary from one-fourth of the most recent Annual Forecast by more than twenty percent (20%). TAb must notify CSL within thirty (30) days of receipt of such an order whether TAb accepts any portion of the order varying from one-fourth of the Annual Forecast by more than twenty percent (20%).

                  12.2 The terms and conditions of this Agreement will apply to each order accepted or shipped by TAb hereunder. The provisions of CSL's form of purchase order or other business forms will not apply to any order notwithstanding TAb's acceptance of such order.

                  12.3 Upon receipt of each order for Product, TAb shall inform CSL of TAb's delivery date for shipment which shall be within one hundred twenty
(120) days of the date of the order in question. TAb shall use its best efforts consistent with good business practice to meet the delivery date. TAb reserves the right to cancel any orders placed by CSL and accepted by TAb as set forth above, or to refuse or delay shipment thereof, if CSL fails to comply with the terms and conditions of this Agreement.

         13.      Shipment, Risk of Loss, and Delivery.

                  13.1 TAb shall deliver all partly processed Product to Melbourne Tullamarine Airport on a Delivered Duty Unpaid ("DDU") basis (Incoterms 1990), whereupon CSL shall take delivery. TAb will be responsible for and pay for all shipping, freight, and insurance charges to effect delivery at the Melbourne Tullamarine Airport. CSL shall pay all customs, duties, and similar tariffs and fees.

                  13.2 All risk of loss, spoilage, or damage shall pass to CSL upon delivery by TAb to the Melbourne airport. Unless CSL advises TAb to the contrary in writing, TAb may make partial shipments of CSL's orders, to be separately invoiced and paid for when due.

         14.      Compliance.

                  14.1 TAb agrees that its conduct in performing its obligations under this Agreement shall conform in all material respects to all applicable laws and regulations of the U.S., including the Foreign Corrupt Practices Act, and of foreign governments (and political subdivisions thereof). It is agreed that compliance with the Foreign Corrupt Practices Act requires that TAb not make any offer, gift, promise to pay, or authorize payment of anything of value to any foreign official, political party, or party official for purposes of influencing or inducing such official to influence any act or decision, to do or omit


                                       10                              10-Feb-97
to do any act in violation of a lawful duty; provided, however, that such prohibition shall not apply to a foreign official, political party, or party official for the purpose of expediting or securing the performance of a routine governmental action by a foreign official, political party, or party official.

                  14.2 CSL agrees that its conduct in performing its obligations under this Agreement shall conform in all material respects to all applicable laws and regulations, including the Foreign Corrupt Practices Act. It is agreed that compliance with the Foreign Corrupt Practices Act requires that CSL not make any offer, gift, promise to pay, or authorize payment of anything of value to any foreign official, political party, or party official for purposes of influencing or inducing such official to influence any act or decision, to do or omit to do any act in violation of a lawful duty; provided, however, that such prohibition shall not apply to a foreign official, political party, or party official for the purpose of expediting or securing the performance of a routine governmental action by a foreign official, political party, or party official. CSL shall not deviate from government-approved or government-required price structures.

         15.      Trademark and Proprietary Rights.

                  15.1 TAb has used or will use its best efforts to register BrownTAbJ as a trademark in the Territory.

                  15.2 CSL shall not use any alternative trademark or other designation of origin in any country of the Territory on or in connection with Product unless and until CSL has given at least ninety (90) days' prior written notice to TAb and TAb has approved the use of such trademark in writing.

                  15.3 For the purpose of protecting its trademark rights and any registrations of the Trademarks, TAb shall have the right to supervise and control CSL's use of TAb's Trademarks.

                  15.4 CSL agrees to use only those labels, imprints, and other devices, and only the format or formats and design or designs of the Trademarks which are approved by TAb in writing. TAb shall have the right to restrict the use of a particular design or format of the Trademarks to a particular use, within the scope of this Agreement, and require that said format or design of the Trademarks be put to no other use.

                  15.5 CSL shall submit to TAb for its written approval, which shall not be unreasonably withheld or delayed, prior to any use or dissemination thereof, two (2) copies of all product information, labels, designs, cartons, containers, or other packaging or wrapping, and all related advertising, promotional, and display material (collectively, "Packaging and Promotional Material"). TAb's trade name and relevant Trademarks shall be prominently displayed on all labels and other Packaging and Promotional Material. CSL shall make no use whatsoever of any Packaging and Promotional Material prior to receiving TAb's written approval pursuant hereto. After samples of Packaging and Promotional Material have been approved as provided herein, CSL shall not depart therefrom in any material respect without TAb's prior written consent.

                  15.6 TAb shall respond to all requests for approval required by this Section 15 within fourteen (14) days of receipt of CSL's written request and accompanying Products and/or accompanying materials. No approval shall be effective unless in writing and signed by a TAb officer. If TAb has not responded within fourteen (14) days, the material will be deemed to have been approved.



                                       11                              10-Feb-97

                  15.7 CSL agrees that it shall not adopt or use for any purpose any variation of the Trademarks or any word, design, or mark likely to be confused with the Trademarks. CSL further agrees not to register during the term of the Agreement and thereafter, in any country any name, work, design, logo, or mark resembling or confusingly similar to any of the Trademarks.

                  15.8 CSL agrees not to advertise, promote, sell, distribute, or use for any purpose whatsoever any Products or Packaging and Promotional Material which are damaged or defective, are seconds, or otherwise fail to meet the requirements of this Agreement.

                  15.9 CSL acknowledges that all Trademarks and all rights and goodwill pertaining thereto are the exclusive property of TAb. CSL further acknowledges that TAb is the sole and exclusive owner of all present and future right, title, and interest in and to (a) all worldwide patent rights or applications, registrations and registration rights, copyrights, and related rights, in or related to the Product and any present and future renewals thereof, (b) all rights (including copyrights) in the appearance, packaging, design, trade dress, and other identifying features of the Product and the Packaging and Promotional Material, (c) the Trade Secrets and the Results, (d) any adaptations, additions, derivatives, translations, and/or improvements to any of the foregoing, and (e) all other intangible or intellectual property rights in the Product. The Trademarks and other rights and properties described in this Section 15.9 are referred to collectively and the "Proprietary Rights."

                  15.10 CSL agrees it will not challenge, oppose or cancel, or permit any act or thing that would endanger any right of TAb in the Products or the Proprietary Rights, nor will CSL claim any proprietary interest in the Products or the Proprietary Rights. CSL agrees that its use of Trademarks shall inure to the benefit of TAb, and that CSL shall not, at any time, acquire any rights in Trademarks by virtue of any use it may make hereunder. CSL shall not apply to register rights in the Products or the Proprietary Rights with any governmental authority, except as may be required pursuant to Section 6.

                  15.11 During the term of this Agreement, each party shall give the other notice of:

                  (a) any claim or allegation that the exercise of the rights under this Agreement constitute an infringement of the rights of any third party; and

                  (b) any third party's infringement or threatened infringement of any of the Products and the Proprietary Rights as relevant for the purposes of this Agreement of which it becomes aware.

                  15.12 The parties will cooperate with each other in any actions taken against any Person infringing any Proprietary Rights. If only one of the parties decides to commence legal proceedings, it shall be solely responsible for legal costs, other costs, damages and expenses incurred therewith and shall be solely entitled to any damages, profits or other compensation recovered by such proceedings. The other party shall furnish to it all reasonable necessary assistance in relation to the proceedings, including where necessary agreeing to be joined as a party to the proceeding.



                                       12                              10-Feb-97

                  15.13 As both a covenant by CSL and a condition of TAb's authorization of CSL's distribution, CSL will include on all Packaging and Promotional Material, all patent, trademark, and other notices of proprietary rights reasonably required by TAb. CSL, at all times when it uses a Trademark, shall conspicuously note that the Trademark is used under license from TAb, and shall indicate TAb's ownership of the Trademark along with the registration symbol "7" for registered trademarks and service marks (or the designation TM where applicable as specified by TAb). CSL agrees not to alter, erase, deface or overprint any such notice on any item provided by TAb. CSL agrees that all Packaging and Promotional Material shall identify TAb as the Product source, and agrees to comply with TAb's reasonable instructions in this regard.

                  15.14 CSL acknowledges that as of the effective date of this Agreement, TAb has not registered the Trademarks in the Territory. When TAb provides CSL with the detail of its trademark applications in the Territory, CSL will acknowledge that it has not attempted to register the trademarks for which TAb will have applied in the Territory.

         16.      Duration and Termination of Agreement.

                  16.1 This Agreement is effective on the date of this Agreement and, unless earlier terminated in accordance with the provisions hereof, this Agreement shall terminate five (5) years from the initial Commencement Date. On the fifth (5th) anniversary of the date thereof, the term of this Agreement shall be automatically continued for successive periods of two (2) additional years unless either party provides sixty (60) days' notice prior to expiration of a term of its intent not to renew.

                  16.2 Either party may terminate this Agreement by thirty (30) days' prior written notice (a) if the Therapeutic Goods Administration of Australia ("TGA") denies the CTX application for TAb's brown snake antivenom in March of 1997 as a result of inadequate existing pre-clinical data, or (b) if the TGA notifies either party in March of 1997 in writing or upon receipt by either party of written confirmation from the TGA thereafter that a single clinical trial for TAb's brown snake antivenom will be insufficient to achieve marketing approval for any other antivenoms that TAb develops for sale in the Territory. TAb may terminate this Agreement on a country-by-country and Product-by-Product basis upon ninety (90) days prior written notice if CSL fails to obtain marketing approval and registration for any Products in any country in the Territory in accordance with the time and events schedule set forth in
Schedule 6.4.

                  16.3 Either party may terminate this Agreement by six (6) months' prior written notice to the other party on a country-by-country and Product-by-Product basis after the first Commencement Date for any Product in a country in the Territory if (i) the Product is not more effective, as measured by objective criteria, than existing antivenom products that are competitive with the Products, and (ii) Net Sales Revenues for the preceding year fall short of reasonable minimum commercial expectations as set forth in Schedule 9.5.

                  16.4 If either party breaches any of its obligations under this Agreement, the other party may give notice of such breach in accordance with the provisions of Section 23.2 hereof. If the breaching party does not cure the breach to the satisfaction of the notifying party within thirty (30) days from the date of receipt of the notice, then the notifying party may terminate this Agreement.

                  16.5 Either party hereto shall have the right to terminate this Agreement immediately and without prior notice in the event that the other party files a petition for voluntary bankruptcy, has a petition for involuntary bankruptcy filed against it (which petition is not withdrawn within sixty (60) days


                                       13                              10-Feb-97
of such filing), is adjudicated to be or becomes bankrupt, places any of its property in liquidation for the purpose of meeting claims of its creditors, is otherwise unable to pay its debts as such debts become due (including, but not limited to, payments due hereunder), or ceases to function as a going concern.

                  16.6 The obligations of CSL under Sections 11, 15, 16, 21, and 22 hereof shall survive the expiration or termination of this Agreement. In the event that CSL terminates this Agreement for any reason other than provided for in Section 16.2 hereof, CSL shall not for three years within the Territory develop, manufacture, assemble, advertise, promote, sell, or distribute any products or goods competitive with the Product or which by reason of their design, or packaging may be reasonably confused with the Product; provided, however, that after the Agreement is terminated by CSL, CSL may service the market with the equivalent CSL antivenom of equine origin if such equivalent CSL antivenom is manufactured to CSL's, and not TAb's, specifications.

                  16.7 Upon termination or expiration of this Agreement for any reason, neither party shall have any liability for actual or alleged loss of goodwill, prospective profits or anticipated orders, or on account of any expenditures, investments, leases, or commitments made by the other party. Each party acknowledges and agrees that it has no expectation and has received no assurances that its business relationship with the other party will continue beyond the stated term of this Agreement or its earlier termination in accordance with this Section 16, that any payment to support Clinical Trials of the Product will be recovered or recouped, or that either party shall obtain any anticipated amount of profit.

                  16.8 Upon termination or expiration of this Agreement for any reason, CSL shall immediately return to TAb all Documentation and Confidential Information of TAb and all copies thereof in the possession of CSL or provided by CSL to third parties, and TAb shall immediately return to CSL all Confidential Information of CSL in its possession or provided by TAb to third parties.

                  16.9 Upon expiration or termination of this Agreement (a) CSL may continue to sell and distribute the Products to the extent necessary to fulfill all orders placed by End Users prior to the date of such termination, and (b) if CSL has existing inventory of the Products in excess of orders placed prior to the date of such termination, CSL shall have a period of six (6) months from the date of such termination (in either case, the "Sell-Off Period") to advertise, promote, sell and distribute such existing inventory. All terms and conditions of this Agreement shall remain in full force and effect during any such Sell-Off Period. Immediately upon such expiration or termination or, if applicable, upon the expiration of the Sell-Off Period, (i) CSL shall cease (and shall cause all Third Parties to cease) all use of the Products, the Packaging and Promotional Material, the Trademarks, and all other Proprietary Rights, including all advertisement, promotion, sale, and distribution of the Products,
(ii) all rights granted by TAb herein shall revert to TAb, (iii) all registrations and approvals held in the name of CSL pursuant to Section 6.2 shall be transferred and conveyed to TAb and CSL shall execute and deliver all documents reasonably required by TAb in this regard, (iv) CSL shall destroy all Packaging and Promotional Material and certify the same to TAb, and (v) each party shall prepare and deliver to the other party a final accounting. Any and all amounts shown on such inventory statement and final accounting shall be due and payable no later than thirty (30) days following the date of termination or expiration, or if applicable, the expiration of the Sell-Off Period.


                                       14                              10-Feb-97

                  16.10 Notwithstanding the above, should TAb terminate this Agreement pursuant to any of Sections 16.4 or 16.5, CSL shall not be entitled to a Sell-Off Period, the provisions of subparts (i)-(v) of Section 16.9 shall be effective immediately, and TAb shall have the right, in its sole discretion, to either (a) purchase all or a portion of the Products in CSL's possession at the Purchase Price paid by CSL, which inventory shall be returned to TAb or destroyed by CSL at TAb's direction, or (b) permit CSL to sell such Products in CSL's possession.

         17.      Indemnification.

                  17.1 CSL shall indemnify and hold harmless TAb, its subsidiaries, and affiliates, and their officers, directors, employees, agents, and shareholders, notwithstanding termination of this Agreement, against any liability, damage, loss, cost, or expense (including reasonable attorneys' fees) relating to any third party claims arising from:

                  (a) default under any provision of the Agreement by CSL;

                  (b) any alleged negligence, gross negligence, or intentional misconduct of CSL; or

                  (c) promotion, distribution, and sale of the Products by CSL;

provided that upon receipt of notice by TAb of any such claims, TAb shall promptly notify CSL. TAb shall permit CSL to handle such claims at CSL's sole cost, and TAb shall give CSL all reasonable assistance (except financial assistance) in the conduct of any such claims. In no event is CSL authorized to settle or compromise any claim, or to consent to the entry of any order or judgment, without the prior written consent of TAb.

                  17.2 TAb shall indemnify and hold harmless CSL, its subsidiaries and affiliates, and their officers, directors, employees, agents, and shareholders, notwithstanding termination of this Agreement, against any liability, damage, loss, cost, or expense (including reasonable attorneys' fees) relating to any third party claims arising from:

                  (a) default under any provision of the Agreement by TAb; or

                  (b) any alleged negligence, gross negligence, or intentional misconduct of TAb, provided that if the allegations involve any actual or alleged defects in the Product manufactured by TAb, the alleged defect existed when CSL took possession of the partly processed Product and that the Product was used in accordance with the Documentation;

provided that upon receipt of notice by CSL of any such claims, CSL shall promptly notify TAb. CSL shall permit TAb to handle such claims at TAb's sole cost, and CSL shall give TAb all reasonable assistance (except financial assistance) in the conduct of any such claims. In no event is TAb authorized to settle or compromise any claim, or to consent to the entry of any order or judgment, without the prior written consent of CSL.

         18.      Representations and Warranties.


                                       15                              10-Feb-97

                  18.1 CSL represents and warrants that (a) it is a company duly organized and validly existing under the laws of Australia; (b) the execution and delivery by CSL of this Agreement, the performance by CSL of all the terms and conditions thereof to be performed by it and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action, and no other act or approval of any person or entity is required to authorize such execution, delivery, and performance; (c) the Agreement constitutes a valid and binding obligation of CSL, enforceable in accordance with its terms; (d) this Agreement and the execution and delivery thereof by CSL, does not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated hereby will not,
(i) conflict with any of, or require the consent of any person or entity under, the terms, conditions, or provisions of the organizational documents of CSL,
(ii) violate any provision of, or require any consent, authorization, or approval under, any law or administrative regulation or any judicial, administrative, or arbitration order, award, judgment, writ, injunction, or decree applicable to CSL, or (iii) conflict with, result in a breach of, or constitute a default under, any material agreement or obligation to which CSL is a party; and (e) it shall comply with all applicable manufacturing requirements set forth herein in final finishing of any Product.

                  18.2 TAb represents and warrants that (a) it is a corporation duly organized and validly existing under the laws of the State of Delaware; (b) the execution and delivery by TAb of this Agreement, the performance by TAb of all the terms and conditions thereof to be performed by it and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action, and no other act or approval of any person or entity is required to authorize such execution, delivery, and performance; (c) the Agreement constitutes a valid and binding obligation by TAb, enforceable in accordance with its terms; (d) this Agreement and the execution and delivery thereof by TAb, does not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated hereby will not (i) conflict with any of, or require the consent of any person or entity under, the terms, conditions, or provisions of the organizational documents of TAb, (ii) violate any provision of, or require any consent, authorization, or approval under, any law or administrative regulation or any judicial, administrative, or arbitration order, award, judgment, writ, injunction, or decree applicable to TAb, or (iii) conflict with, result in a breach of, or constitute a default under, any material agreement or obligation to which TAb is a party; and (e) any partly processed Product supplied by TAb under the terms of this Agreement shall comply with all applicable manufacturing requirements set forth herein.

         19.      Disclaimer of Warranties; Limited Liability.

                  19.1 Under no circumstances shall either party be liable to the other party on account of any claim (whether based upon principles of contract, warranty, negligence or other tort, breach of any statutory duty, principles of indemnity, the failure of any limited remedy to achieve its essential purpose, or otherwise) for any special, consequential, incidental or exemplary damages, including but not limited to lost profits, or for any damages or sums paid by a party to third parties, even if the other party has been advised of the possibility of such damages.

                  19.2 EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, TAB MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED. THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.


                                       16                              10-Feb-97

                  TAb represents and warrants that as of the date of this Agreement, it is not aware that any Product infringes the patent rights of any third party or that any third party proprietary rights would prevent the sale of the Products in the Territory.

         20.      Failure to Trademark Product.

         In the event that TAb is unable to secure, or later forfeits, Trademark registrations within the Territory, this Agreement shall continue to full force and effect and CSL shall make no claim whatsoever against TAb.

         21.      Confidentiality.

                  21.1 In consideration of the mutual exchange and disclosure of Confidential Information, each party undertakes in relation to the other party's Confidential Information:

                  (a) to treat the Confidential Information as strictly confidential and not permit Confidential Information to be disclosed to third persons;

                  (b) to use the Confidential Information only for the purpose of this Agreement and not to use the Confidential Information for any commercial purpose other than under a further agreement with the other party;

                  (c) not to copy or reduce to writing the Confidential Information except as reasonably necessary for the purposes of this Agreement. Any copies or reductions to writing so made and data storage media containing Confidential Information shall be owned by the disclosing party;

                  (d) to take all reasonable steps to insure that recipients of Confidential Information comply with the terms of this Agreement, including all restrictions on use, disclosure, and dissemination of Confidential Information. Such steps shall include, without limitation, measures to insure that each recipient has read, understands, and agrees to the provisions hereof. Each party shall notify the other immediately upon becoming aware of any breach hereof and shall take all reasonable steps to prevent any further disclosure or unauthorized use;

                  (e) only to permit Confidential Information or any part thereof to be disclosed to those of its employees and Third Parties authorized by the disclosing party to whom it is strictly necessary to disclose Confidential Information for the purpose of undertaking and satisfactorily completing its obligations under this Agreement. The receiving party is responsible for the performance of the obligations in this Agreement on the part of its employees; and

                  (f) to maintain the Confidential Information in a way which provides adequate protection of such information from unauthorized disclosure, copying, or use.

                  21.2 Upon termination or expiration of this Agreement, TAb shall deliver to CSL (a) all Confidential Information of CSL, all copies thereof, and all documents and storage media containing Confidential Information of CSL, (b) the names and addresses of all recipients of Confidential Information of CSL, and (c) a written certification that TAb has complied with its obligations under this Section 21.2.

                  21.3 Upon termination or expiration of this Agreement, CSL shall deliver to TAb (a) all Confidential Information of TAb, all copies thereof, and all documents and storage media containing



                                       17                              10-Feb-97

Confidential Information of TAb, (b) the names and addresses of all recipients of Confidential Information of TAb, and (c) a written certification that CSL has complied with its obligations under this Section 21.3.

                  21.4 Each recipient of Confidential Information shall keep confidential and not use, except as provided herein, all Confidential Information.

         22.      Enforcement.

         Each party acknowledges that in the event of breach of its covenants under this Agreement, actual damages will be impossible to calculate, the other party's remedies at law will be inadequate, and the other party will suffer irreparable harm. Therefore, each party agrees that any of the covenants contained in this Agreement may be specifically enforced through injunctive relief, but such right to injunctive relief shall not preclude the other party from other remedies which may be available to it.

         23.      General.

                  23.1 No waiver or modification of the Agreement shall be effective unless in writing and signed by the party against whom such waiver or modification is asserted. Waiver by either party in any instance of any breach of any term or condition of this Agreement shall not be construed as a waiver of any subsequent breach of the same or of any other term or condition hereof. None of the terms or conditions of this Agreement shall be deemed to have been waived by course of dealing or trade usage.

                  23.2 All notices and demands hereunder shall be in writing and shall be served by personal delivery, by registered mail, by recognized international courier, or by facsimile transmission at the address of the receiving party set forth below (or at such different address as may be designated by such party by written notice to the other party).

TAb:                                               CSL:

Therapeutic Antibodies Inc.                        CSL Limited
1207 17th Ave. South, St. 103 45 Poplar Road
Nashville, Tennessee 37212 USA                     Parkville, Victoria 3052 Australia
Attention:  President                              Attention: Company Secretary
Fax:  1-615-320-1212                               Fax: + 61 3 9389 1434

All notices or demands shall be deemed received on the earlier of actual receipt or seven (7) days after posting if sent by mail, three days after delivery to international courier, or upon receipt of fax-back confirmation if sent by facsimile.

                  23.3 In the event any litigation is brought by either party in connection with this Agreement, the prevailing party in such litigation shall be entitled to recover from the other party all the costs, attorneys' fees and other expenses incurred by such prevailing party in the litigation.



                                       18                             10-Feb-97

                  23.4 This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee, United States of America. The parties agree that any claim asserted in any legal proceeding by one party against the other shall be commenced and maintained in any state or federal court in Nashville, Tennessee. Both parties hereby consent to the jurisdiction of such courts over each of them personally in connection with such litigation, and waive any objection to venue in such courts and any claim that such forum is an inconvenient forum.

                  23.5 In the event that any provision of this Agreement shall be held by a court or other tribunal of competent jurisdiction to be unenforceable, such provision will be enforced to the maximum extent permissible and the remaining portions of this Agreement shall remain in full force and effect.

                  23.6 Neither party shall be responsible for any failure to perform due to unforeseen circumstances or to cause beyond such party's control, including but not limited to acts of God, war, riot, embargoes, acts of civil or military authorities, fire, floods, accidents, strikes, or shortages of transportation facilities, fuel, energy, labor or materials.

                  23.7 This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof, and supersedes in their entirety the Heads of Agreement dated March 25, 1996, between the parties and any and all written or oral agreements previously existing between the parties with respect to such subject matter. The terms of this Agreement may be modified only by a writing which is signed by both parties.

                  23.8 The terms of this Agreement are intended solely for the benefit of the parties hereto. They are not intended to confer upon any Person the status of a third party beneficiary. Except as otherwise provided for by this Agreement, the terms hereto shall inure to the benefit of, and be binding upon, the respective successors and assigns of the parties hereto.

                  23.9 This Agreement may be assigned by TAb with CSL's prior written consent and the performance of its duties delegated. This Agreement may be assigned by CSL with TAb's prior written consent, and the performance of its duties delegated.

                  23.10 The parties expressly acknowledge and agree that CSL shall act only as an independent contractor of TAb and that this Agreement shall not be deemed to create an agency, partnership, employment, or joint venture relationship between TAb and CSL. Nothing in this Agreement shall be construed as a grant of authority to CSL to accept any order, waive any right, incur any obligation or liability, enter into any agreement, grant any release or otherwise purport to act in the name of TAb. Except as expressly set forth herein, the parties agree that TAb shall neither exercise control over CSL's method of operations nor provide assistance to CSL. The operations, policies and procedures of CSL, including those related to CSL's performance of this Agreement, are subject to the sole management and control of CSL.

                  23.11 Nothing in this Agreement shall be construed as a grant of authority to TAb to accept any order, waive any right, incur any obligation or liability, enter into any agreement, grant any release or otherwise purport to act in the name of CSL. The operations, policies and procedures of TAb, including those related to TAb's performance of this Agreement, are subject to the sole management and control of TAb. The operations, policies, and procedures of CSL, including those related to CSL's performance of this Agreement, are subject to the sole management and control of CSL.



                                       19                              10-Feb-97

                  23.12 This Agreement may be executed in one or more counterparts, each of which shall constitute an original.

                  23.13 Nothing contained herein shall be construed as conferring by implication, estoppel, or otherwise any license or right under any patent, whether or not the exercise of any right herein granted necessarily employs an invention or any existing or later issued patent.




                                       20                              10-Feb-97

         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed in duplicate originals by its duly authorized representative on the date first set forth above.



SIGNED for and on behalf of        )
CSL Limited                        )
by its duly authorised             )
representatives                    )          --------------------------------
                                   )          S.R. McLiesh
                                   )          General Manager, Pharmaceuticals
                                   )
                                   )
                                   )
                                   )
                                   )          --------------------------------
                                   )          Peter Tuohy
                                   )          Company Secretary




                                              Therapeutic Antibodies Inc



                                              By:
                                                 -----------------------------

                                              Name:
                                                   ---------------------------

                                              Title:
                                                    --------------------------











                                       21                              10-Feb-97

                                  SCHEDULE 1.1
                                    PRODUCTS


                              Brown Snake Antivenom





                                                                       10-Feb-97

                                  SCHEDULE 1.2
                                    TERRITORY


                                    Australia

                                Papua New Guinea





                                                                       10-Feb-97

                                  SCHEDULE 3.3
                             GOOD CLINICAL PRACTICES


         (1) All individuals who conduct clinical trials (i.e., Investigators) must be qualified in accordance with applicable laws or regulations.

         (2) All patients at the clinical trials must sign a written informed consent approved by the applicable Institutional Review Board (IRB) or equivalent prior to enrolling in the clinical trials.

         (3) A duly constituted IRB must review and approve the protocol, protocol amendments, informed consent, and advertisements for patients.

         (4) Case report forms (CRFs) and other written material shall be distributed to the various sites of the clinical trials, and detailed logs shall be maintained for these distributions.

         (5) Independent monitors shall be selected to review performance of clinical trials if such monitors are required. CSL shall be responsible for the selection of such independent monitors to audit various clinical sites after consultation with TAb if applicable laws and regulations contain such a requirement.




                                                                       10-Feb-97

                                  SCHEDULE 3.6
                                  GMP AGREEMENT


                  [Schedule not completed at date of filing]





                                                                       10-Feb-97

                                  SCHEDULE 6.4
                            TIME AND EVENTS SCHEDULE



                  [Schedule not completed at date of filing]



                                                                       10-Feb-97

                                  SCHEDULE 7.2
                              MANUFACTURING ISSUES



                  [Schedule not completed at date of filing]




                                                                       10-Feb-97

                                  SCHEDULE 9.5
                                    MINIMUMS



         (1) The minimum acceptable Net Sales Revenue shall be ___________ percent (______%) of the combined Annual Forecasts.

         (2) Reasonable minimum commercial expectations for Net Sales Revenue are $________ per year.


                  [Schedule not completed at date of filing]


                                                                       10-Feb-97

                                  SCHEDULE 9.12
                              FINANCIAL ASSISTANCE



The level of CSL's financial assistance to TAb for establishing flocks for commercial purposes in order to build sufficient inventories of the Products shall be _____% of the costs incurred by TAb not to exceed A$_________.


                  [Schedule not completed at date of filing]


                                                                       10-Feb-97

                                  SCHEDULE 10.2
                                 PURCHASE PRICE



                  [Schedule not completed at date of filing]



                                                                       10-Feb-97